Exhibit 107

CALCULATION OF FEE TABLE

FORM S-8

(Form Type)

B.O.S. BETTER ONLINE SOLUTIONS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value per share	457(c) and 457(h)	300,000	(2)	$2.58	(3)	$774,000	(3)	.00011020	$85.30
Total Offering Amounts							$774,000			$85.30
Total Fee Offsets										N/A
Net Fee Due										$85.30

(1)	This Registration Statement shall also cover any additional Ordinary Shares as may be issuable pursuant to the anti-dilution provisions of the Plan or a particular share option agreement, such as a share dividend, stock split, recapitalization or other similar transactions.

(2)	Represents an increase in amount of shares underlying options that may be issued pursuant to Registrant’s 2003 Israeli Share Option Plan, as amended (from 700,000 to 1,000,000).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rule 457(c) and (h)(1) on the basis of the average of the high and low sale prices of the Registrant’s Ordinary Shares on the NASDAQ Capital Market on March 31, 2023 (a specified date within 5 business days prior to the date of filing the registration statement.).